EXHIBIT 5

Goldfarb Seligman & Co.
Law Offices
98 Yigal Alon Street 67891
Tel Aviv, Israel
February 7, 2012

NICE Systems Ltd.
8 Hapnina Street
P.O. Box 690
43107 Ra'anana
Israel

Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of NICE Systems Ltd. (the "Company"), relating to 343,288 of the Company's Ordinary Shares, NIS 1.00 nominal value per share (the “Shares”), issuable under the Merced Systems, Inc. 2001 Stock Plan and Merced Systems, Inc. 2011 Stock Plan (the “Plans”), which will be issued pursuant to an Agreement and Plan of Merger dated as of December 1, 2011, by and among NICE Systems, Inc., a wholly owned subsidiary of the Registrant, Moneyball Acquisition Corporation, Merced Systems, Inc. and shareholders of Merced Systems. Inc. (the “Agreement”), following the closing of the transactions contemplated by the Agreement.

         We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

         In connection with this opinion, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and the due constitution of the Board of Directors of the Company.

         Based on the foregoing and subject to the qualifications stated herein, we advise you that in our opinion, the Shares have been duly and validly authorized, and when, and if, issued pursuant to the terms of the Plans were, or will be, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Goldfarb Seligman & Co.